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                                                                   Exhibit 99.01

                              For Immediate Release
                            Harvey Electronics, Inc.
                        Announces the Termination of its
                    Proposed Merger with CoolAudio.com, Inc.


Lyndhurst, NJ - February 7, 2000 Harvey Electronics, Inc. (the "Company", "Harvey" or "Harvey Electronics") (NASDAQ SmallCap Market: symbols "HRVE" and "HRVEW") announced that it and CoolAudio.com, Inc. mutually agreed to terminate their agreement in principle to merge.

Franklin Karp, President of Harvey, stated that "The two companies were unable to conclude the negotiation of final terms of the proposed merger. Harvey is now reviewing our alternatives and developing a strategic plan for enhancing shareholder value."

From time to time, information provided by the Company, statements made by its employees or information included in its filings with the Securities and Exchange Commission may contain statements, which are so-called "forward-looking statements" and not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual future results may differ significantly from those stated in any forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, including, but not limited to, product demand, pricing, market acceptance, litigation, risks in product and technology development and other risk factors detailed in the Company's
Prospectus  dated  March  31,  1998  and  from  time to  time  in the  Company's
Securities and Exchange Commission reports including its Form 10-KSB, Forms 10-QSB and Forms 8-K.

Harvey Electronics is a leading New York based retailer of high quality, exclusive home theater and audio products. The Company currently operates six Harvey locations: two in Manhattan and four suburban locations in Paramus, New Jersey; Mt. Kisco, New York; Greenwich, Connecticut; and in Greenvale/Roslyn, on the north shore of Long Island. The new Bang & Olufsen branded store in the Union Square area of lower Manhattan is the Company's seventh store.

Please visit a Harvey showroom or our Bang & Olufsen store at Broadway and 21st and ask about our Trade-In and Trade-Up Program. Turn your ordinary audio components into cash, to be used toward the extraordinary products you have always wanted. Experience Harvey home theater 1, 2, 3, our good, better and best home theater systems, each including a high definition television, DVD player and one, easy to operate, remote control.

Visit Harvey Electronics on-line at www.harveyonline.com.


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                                                    February 7, 2000 (continued)
                                                          Page 2 - Press Release


For information about Harvey product offerings on eBay, visit www.ebay.com. Search by Seller and enter the user ID as harveyelectronics to view all Harvey product offerings.

For information about product offerings on E/Town: The Home Electronics Guide, please visit the E/Town website at www.e-town.com.


CONTACTS:
Michael E. Recca, Chairman of the Board
Tel.  (914) 712-0620
Fax  (914) 738-7651
Franklin C. Karp, President
Joseph J. Calabrese, Executive Vice President & CFO
Harvey Electronics, Inc.
Tel.  (201) 842-0078
Fax  (201) 842-0660